Exhibit 23.1
Report and Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Penn Millers Holding Corporation:
The audits referred to in our report dated May 5, 2008, except for segment information discussed in note 18 and the effects of discontinued operations discussed in note 20, as to which the date is January 23, 2009, included the related financial statement schedules as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, included in the registration statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated May 5, 2008, except for segment information discussed in note 18 and the effects of discontinued operations discussed in note 20, as to which the date is January 23, 2009, with respect to the consolidated balance sheets of Penn Millers Holding Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2007, contains an explanatory paragraph that describes Penn Millers Holding Corporation’s adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007.
/s/ KPMG LLP
Philadelphia, Pennsylvania
January 23, 2009